Exhibit 99.1

800 Second Avenue	Tel 212 682 6300
New York, NY 1007	Fax 212 697 0910

Compass Diversified Trust	Investor Relations Contact:
James J. Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Garth Russell
203.221.1703	212.896.1249 / 212.896.1250
jim@compassequity.com	jgoldberger@kcsa.com / grussell@kcsa.com
Compass Diversified Trust Acquires Aeroglide Corporation
and HALO Branded Solutions, Inc.
WESTPORT, CT March 1, 2007 – Compass Diversified Trust (NASDAQ: CODI), Compass Group Diversified Holdings LLC and its subsidiaries (collectively, the “Company” or “CODI”) announced today that on February 28, 2007, CODI simultaneously entered into definitive agreements to acquire and consummated the acquisitions of Aeroglide Corporation (“Aeroglide”) and HALO Branded Solutions, Inc. (“HALO”).
Founded in 1940 and based in Carey, North Carolina, Aeroglide is a leading global designer and manufacturer of industrial drying and cooling equipment. Aeroglide’s specialized thermal processing equipment is designed to remove moisture and heat from, as well as roasting, toasting, and baking a variety of processed products. The Company’s machinery is used in the production of a variety of human foods, animal and pet feeds, and industrial products. CODI acquired Aeroglide based on a total enterprise value of $57.0 million. Aeroglide’s management invested in the transaction alongside CODI.
Founded in 1952 and based in Sterling, Illinois, HALO is a leading distributor of customized promotional products. HALO’s account executives work with a diverse group of end customers to develop the most effective means of communicating a logo or marketing message to a target audience. Operating under the brand names HALO and Lee Wayne, HALO provides its more than 30,000 customers a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. CODI acquired HALO based on a total enterprise value of $62.5 million. HALO’s management invested in the transaction alongside CODI.
Commenting on the acquisitions, I. Joseph Massoud, the Company’s CEO, said, “We are extremely excited about the acquisitions of Aeroglide and HALO. These companies represent the second and third acquisitions since our IPO. More importantly, both Aeroglide and HALO exhibit the essential characteristics we look for in all of our subsidiary companies, including established leadership in their respective markets and outstanding management teams.

Furthermore, each of these transactions was greatly facilitated by our unique capital structure, which we consider to be a significant competitive advantage, enabling us to acquire attractive businesses without the need to secure cumbersome subsidiary-specific third party financing.”
Funding for the acquisitions was provided by excess cash on hand at the Company, as well as drawings under CODI’s revolving credit facility.
Additional information on the acquisitions will be available on the Company’s current report on form 8-K that will be filed with the Securities and Exchange Commission on or before March 2, 2007.
About Compass Diversified Trust
CODI was formed to acquire and manage a group of profitable middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s’ unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
In addition to Aeroglide and HALO, CODI’s current subsidiary businesses include:
•	CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH, operates 147 branch locations in 17 states and was founded in 1970. The company is one of the largest commercial staffing companies in the nation.

•	Compass AC Holdings, Inc. and its consolidated subsidiary, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). The Company is based in Aurora, CO and was founded in 1989.

•	Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high- performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA and was founded in 1986.

•	Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a leading manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA and was founded in 2005.
To find out more about Compass Diversified Trust, please visit
www.compassdiversifiedtrust.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Trust. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10Qs filed by CODI with the Securities and Exchange Commission for the quarters ended March 31,2006, June 30, 2006, September 30, 2006 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.